Equity Transfer Agreement

Party A (Transferor): Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd
Party B (Transferee 1): Jin Wu
       (Transferee 2): Li-Na Deng
       (Transferee 3): Wuhan Orange Optical Networking Technology Development Co., Ltd.
Party C (Transfer Target): Wuhan Optical Valley Orange Technology Co., Ltd.

WHEREAS, Party A legally owns 95% equity interest of Party C, and Party A voluntarily wants to transfer 95% equity interest of Party C to Party B; AND

WHEREAS, Party B agrees to accept the 95% equity interest of Party C (Transferee 1, Transferee 2 and Transferee 3 agree to accept 30% , 15% and 50% equity interest respectively); AND

WHEREAS, the Board of Shareholders of Party A also consents to transfer 95% equity interest of Party C to Party B;

NOW, THEREFORE, in consideration of the foregoing premises and the friendly negotiations among Party A, B and C, the following equity transfer agreement is entered in accordance with the principle of equality and mutual benefit.

Section I Equity Transfer
1.	Party A consents to transfer 95% equity interest of Party C to Party B, Party B agrees to accept the equity interest;
2.
The above-mentioned equity interest shall include all the attached interests and rights under that equity interest, and shall be free and clear of (including, but not limited to) all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description.

3.	When the agreement takes effect, Party A shall not burden any obligations and responsibilities for the operational management and claims and Debts of Party C.

Section II Transferring Price and the Payment Methods

1. Upon the terms and subject to the conditions of this Agreement, Party A agrees to transfer the 95% equity of Party C to Party B at the price of RMB 47.5 million Yuan, Party B agrees the price for the equity interest.

2.  Party B agrees to pay the total purchase price to Party A within 7 days after the execution of this agreement. Party A agrees that Party B can start to process the business registration upon the payment of the purchase price.

Section III Representations of Party A
1.	Party A is the exclusive owner of the transferring equity set forth in Section I.
2.	From the effective date of the agreement, Party A shall fully quit from the operations of Party C, and shall not have the rights of the distribution of the assets, properties and profits.
3.
The 403,000 “earn-out” shares of Party A that were deposited into escrow under the name of Party B (Transferee 2) will be delivered to Party B (Transferee 2) at the end of March, 2017 as previously promised in the Stock Purchase Agreement.

Section IV Representations of Party B
1.    Party B acknowledges and complies with the Amended Articles of Association of Party C;
2.    Party B ensures to pay the purchase price in terms of the payment deadline and method stipulated in Section II.

Section V Expense from the Equity Transfer
All the parties agree all the transferring fees and related expenses shall be undertaken by Party C.

Section VI Liability for Breach of Contract
1. If any party violates or fails to implement any clauses of the agreement, the breaching party should indemnify all the economic losses of the non-breaching party;

2. If party B fails to pay the equity purchase price timely according to the regulations of Section II, party A shall have the right to charge the overdue fine at the rate of 5‰ per day commencing the date of the deadline stipulated in Section II. When Party B pays the overdue fine, but the loss caused to Party A is over the overdue fine, or other damages are caused due to the breaching of Party B, it shall not impact Party A to claim for the indemnification regarding to the excess portion between the overdue fine and the loss and other damages.

Section VII Confidentiality
Both Parties shall have the obligations to keep confidential regarding each party’s commercial information acquired during the performing of the agreement, the confidentiality is still valid and effective upon the termination of the agreement. Should any party violates the confidential clause and causes loss to the other party, it should undertake all the charges and losses of the other party.

Section VIII Effective Clauses and Miscellaneous
1. This agreement shall be effective upon the execution of Party A, Party B and Party C.
2. Any disputes caused by the implement of this agreement must be first settled by Party A and Party B pursuant to the principle of friendly negotiations. In case no such settlement can be reached, either party has the right to file a suit to the People’s court where Party C is located.
3. This agreement is in quintuplicate, each of the parties holds one copy, and all of which shall be deemed to be an original and share the same legal effect.

Party A (Transferor): Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd /s/
Legal Person or authorized representative: Hanying Li /s/

Party B (Transferee 1): Jin Wu /s/
       (Transferee 2): Li-Na Deng /s/
       (Transferee 3): Wuhan Orange Optical Networking Technology Development Co., Ltd. /s/

Party C (Transfer Target): Wuhan Optical Valley Orange Technology Co., Ltd. /s/
Legal Person or authorized representative: Hai Liu /s/

Date: December 29, 2015